EX-10.6.5

EMERITUS CORPORATION

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT ("Agreement") is entered into as of this 10th day of April, 2009 between EMERITUS CORPORATION, a Washington corporation (the "Company") and GRANGER COBB ("Executive").

RECITALS

A.           The Company is engaged in the business of owning, leasing, operating and managing assisted living communities.

B.           Executive is the President and Co-Chief Executive Officer of the Company.

C.           Executive recognizes that it is desirable and in the best interests of the Company that he agree not to compete with the Company.

D.           The parties hereto intend to be legally bound hereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Noncompetition

Executive shall not, during his employment by the Company and for a period of [one year] from the date on which his employment terminates for any reason, directly or indirectly be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or otherwise be connected with, any business engaged in the ownership, leasing, operation or management of assisted living communities in the United States and Canada; provided, however, that nothing herein shall prevent the purchase or ownership by Executive of (i) shares which constitute less than five percent of the outstanding equity securities of a publicly held corporation, or (ii) up to a 10% interest as a limited partner of a limited partnership or a member of a limited liability company holding substantially the same rights as a limited partner in a limited partnership  The term "assisted living community" means any facility or other institution, however named, which is advertised or maintained for lodging, daily meal service and assistance with the activities of daily living for seniors, as generally represented by the assisted living communities operated by the Company.

2.	Non-Solicitation of Employees and Customers

During his employment by the Company and for a period of [one year] from the date on which his employment terminates for any reason, Executive shall not, directly or indirectly, (a) induce or attempt to induce, any employee or independent contractor of the Company to cease such employment or relationship, or (b) solicit, divert, appropriate to or accept on behalf of himself or any other business, any business from any customer or prospective customer of the Company with whom Executive has dealt, whose dealings with the Company have been supervised by Executive about whom Executive has Confidential Information (defined below) in the course of his employment.

3.           Confidential Information

The Company will be the exclusive owner of all Confidential Information (defined below).  Executive agrees to assign and transfer to the Company all rights and ownership that he has or will have in Confidential Information.  Further, Executive waives any moral rights that he may have in any Confidential Information.  Executive will take such action (including signature and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company’s rights and ownership in Confidential Information.  Except as required for performance of Executive’s work for the Company or as authorized in writing by the Company, Executive will not use, disclose, publish or distribute any Confidential Information.

For purposes of this Section 3 of the Agreement, "Confidential Information" means any information that (a) relates to the business of the Company, (b) is not generally available to the public, and (c) is conceived, compiled, developed, discovered or received by, or made available to, Executive during his term of employment with the Company.  Confidential Information includes information, both written and oral, relating to inventions, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, prospects, opportunities, contracts or assets of the Company.  Confidential Information also includes any information which has been made available to the Company by or with respect to third parties and which the Company is obligated to keep confidential.

4.           Consideration

In consideration for the promises by Executive, the Company agrees to purchase Executive’s residence in Orinda, California for $3,433,333.00, the fair market value determined by independent appraisals.

5.	Remedies

The parties agree that legal remedies may well be inadequate to compensate for the unique losses to be suffered in the event of a breach hereof, and that the damaged party shall be entitled to seek and obtain specific performance of the terms of this Agreement, as well as all remedies permitted by law.

6.	Effectiveness

This Agreement shall become effective as of the date hereof and shall remain effective until one year following the expiration of Executive’s Employment Agreement with the Company dated August 31, 2007 (the "Expiration Date").

7.	Cumulative Rights; Survival

Each and all of the various rights, powers and remedies of the parties hereto shall be considered as cumulative with and in addition to any rights, powers or remedies of the Company and no one of them shall be deemed exclusive of the others or exclusive of any of the other rights, powers and remedies allowed by law.  The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy.  The terms of this Agreement shall survive in their entirety in the event of any termination of the Executive’s employment with the Company prior to the Expiration Date.

8.	Governing Law; Venue; Attorneys' Fees

This Agreement shall be governed by and construed in accordance with the laws of the state of Washington.  Executive irrevocably consents to the jurisdiction and venue of the state and federal courts located in Seattle, Washington in connection with any action relating to this Agreement and covenants that he will not bring any action relating to this Agreement in any other court.  In any action to enforce this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

9.	Severability

Each provision of this Agreement shall be construed and considered separate and severable from the validity and enforceability of the other provisions hereof.  Each provision hereof shall be enforced to the fullest extent permitted by law, and any court interpreting or applying the provisions hereof is authorized and directed to narrow the scope of any invalid provision hereof to the extent necessary so that its application and enforcement will be lawful.

10.	Titles and Headings

Titles and headings to sections hereof are for purposes of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

11.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

12.	Entire Agreement

This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by all such parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMERITUS CORPORATION

By                                                                        /s/ Daniel R. Baty

  Daniel R. Baty, Co-Chief Executive Officer and Chairman

EXECUTIVE

/s/ Granger Cobb

Granger Cobb